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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*



                             Cardinal Health, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                    Common
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   14149Y108
                                 --------------
                                 (CUSIP Number)

                               October 31, 2006
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). PAGE 1 OF 4 PAGES

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CUSIP No. 14149Y108                  13G                     PAGE 2 OF 4 PAGES

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dodge & Cox          94-1441976
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [ ]
    (b) [ ]

          N/A
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          California - U.S.A.
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      38,497,300
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         386,100
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            41,038,300
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      0
  ---------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            41,038,300
  ---------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
  ---------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            10.1%
  ---------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

            IA
  ---------------------------------------------------------------------------


                               PAGE 2 OF 5 PAGES

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Item 1 (a) Name of Issuer:
           ---------------------------------------------------------------
           Cardinal Health, Inc.

Item 1 (b) Address of Issuer's Principal Executive Offices:
           ---------------------------------------------------------------
           7000 Cardinal Place
           Dublin, OH 43017

Item 2 (a) Name of Person Filing:
           ---------------------------------------------------------------
           Dodge & Cox

Item 2 (b) Address of Principal Office or, if none, Residence:
           ---------------------------------------------------------------
           555 California Street, 40th Floor
           San Francisco, CA 94104

Item 2 (c) Citizenship:
           ---------------------------------------------------------------
           California - U.S.A.

Item 2 (d) Title of Class of Securities:
           ---------------------------------------------------------------
           Common

Item 2 (e) CUSIP Number:
           ---------------------------------------------------------------
           14149Y108

Item 3 If the Statement is being filed
       pursuant to Rule 13d-1(b), or 13d-2(b),
       check whether the person filing is a:
       ---------------------------------------------------------------------

  (e) [X] Investment Advisor registered under
          section 203 of the Investment
          Advisors Act of 1940










                               PAGE 3 OF 5 PAGES

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Item 4  Ownership:
        -------------------------------------------------------------------

        (a) Amount Beneficially Owned:
            ---------------------------------------------------------------
            41,038,300

        (b) Percent of Class:
            ---------------------------------------------------------------
            10.1%

        (c) Number of shares as to which such person has:
            ---------------------------------------------------------------

            (i)   sole power to vote or direct the vote:

                  38,497,300

            (ii)  shared power to vote or direct the vote:

                  386,100

            (iii) sole power to dispose or to direct the disposition of:

                  41,038,300

            (iv)  shared power to dispose or to direct the disposition of:

                  0

Item 5  Ownership of Five Percent or Less of a Class:
        ---------------------------------------------------------------------
        Not applicable.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:
        -------------------------------------------------------------------
        Securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7  Identification and Classification of the Subsidiary Which Acquired
        the Security Being Reported on By the Parent  Holding Company:
        ----------------------------------------------------------------------
        Not applicable.

Item 8  Identification and Classification of Members of the Group:
        -------------------------------------------------------------------
        Not applicable.

Item 9  Notice of Dissolution of a Group:
        -------------------------------------------------------------------
        Not applicable.

Item 10 Certification:
        -------------------------------------------------------------------
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               PAGE 4 OF 5 PAGES

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                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 9, 2006

                                           DODGE & COX

                                           By:    /S/ THOMAS M. MISTELE
                                                  -----------------------------
                                           Name:  Thomas M. Mistele
                                           Title: General Counsel & COO

                               PAGE 5 OF 5 PAGES